Exhibit 10.2

March 23, 2021

Michele Farmer

Dear Michele,

On behalf of Pacific Biosciences of California, Inc.  (the “Company”), I am pleased to offer you a position at the Company as Chief Accounting Officer.   You will be reporting to Susan Kim.

You will receive a salary of $295,000 annually, paid twice monthly according to the Company’s payroll schedule.

We have also agreed to provide you with $75,000 in relocation assistance if, within 18 months of your Start Date, you relocate your permanent residence to a location within 60 miles of the Company’s corporate headquarters in Menlo Park, California. The terms and conditions of our relocation program will be provided to you in a separate agreement. Your relocation package will be subject to and administered in accordance with the terms of the Company’s relocation policy.

You will also be eligible to participate in The Employee Incentive Bonus Plan (the “Bonus Plan”) with a target of 40% of your base salary (subject to the Company’s achievement of certain corporate goals and objectives). The details of the Bonus Plan are set forth in the Employee Handbook.

Subject to approval by the Company’s Board of Directors (the “Board”) and as otherwise described below, you will be granted (i) a nonstatutory stock option (the “Option”) to purchase a total of 80,000 shares of the Company’s common stock (each a “Share” and, collectively, the “Shares”), having an exercise price per Share equal to the fair market value of a Share on the date of grant, and (ii) an award of restricted stock units covering 40,000 Shares (the “RSUs”).

The effectiveness of the Option will be subject to your being employed by the Company on the date of grant.  The specific terms of the Option will be determined by the Board and will be subject to the terms and conditions of the Company’s then-current Equity Incentive Plan (the “Plan”) and related agreements thereunder.  The Option will be scheduled to vest as to one-fourth (1/4th) of the Shares subject at grant to the Option on the one-year anniversary of your start date with the Company (the “Start Date”) and as to one forty-eighth (1/48th) of the Shares subject at grant to the Option each month thereafter on the same day of the month as the Start Date, provided that you remain employed with the Company through the applicable vesting date.  Any portion of the Option that has not vested as of the date of cessation of your continuous status as an employee of the Company will terminate as of the date of such cessation.

The RSU award will be subject to your being employed by the Company on the date of grant.  The specific terms of the RSU award will be determined when granted by the Board and will be subject to the Plan and the related agreements thereunder. The RSUs will be scheduled to vest as to one fourth (1/4th) of the Shares on each of the one (1), two (2), three (3) and four (4) year anniversaries of the date of grant, provided that you remain employed with the Company through the applicable vesting date.  Any portion of the award of RSUs that has not vested as of the date of cessation of your continuous status as an employee of the Company will terminate as of the date of such cessation.

You will be eligible to receive equity awards covering Shares pursuant to any plans or arrangements the Company may have in effect from time to time, including but not limited to any focal grants.  The Board will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

You will also be offered our standard executive Change in Control Severance Agreement, subject to approval by the Compensation Committee of the Board,  and our standard director/officer Indemnification Agreement, copies of which are attached.

We will be offering you our standard benefits package.  You will also be eligible for up to 15 days of vacation and 10 days of sick time per year, and you will receive designated Company holidays.  The terms of our time off with pay policies are outlined in our employee handbook.    The Company reserves the right to modify or terminate the benefit plans and programs it offers to its employees at any time.

All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

Your employment with the Company is for no specified period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

You represent that the performance of your duties in the position described above will not violate the terms of any agreements you may have with others, including your former employer. You also understand that you are not to bring to or use at the Company any confidential information of your prior employers.

1305 O’Brien Drive, Menlo Park, CA  94025

Your employment is also conditioned upon your agreement and execution of the attached Pacific Biosciences At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

Upon your acceptance of this offer (as evidenced by your return of a signed copy of this letter and the attached agreement to the company), this letter agreement, the Pacific Biosciences At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, the Change in Control Severance Agreement (if signed by you) and the Indemnification Agreement (if signed by you) together constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.

As required by law, your employment with the Company is contingent upon your providing legal proof of identity and authorization to work within the United States on your first day of employment. In addition, to the extent permitted by applicable law, the Company may require current or new employees to submit to, and pass, a background check. Additionally, any employee authorized to drive a Company vehicle, or who is receiving a vehicle allowance, must provide a valid and current driver’s license and consent to a DMV check.

To accept our offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be May 17, 2021.

This offer of employment will terminate if it is not accepted, signed, and returned by midnight Pacific Time, March 29, 2021.

The Company is committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets.

We look forward to your joining us!

/s/ Natalie Welch	3/23/2021

Pacific Biosciences By: Natalie Welch, Vice President, HR & Organization Development

I have read and accept this employment offer:

/s/ Michele Farmer	3/24/2021

NameDate

1305 O’Brien Drive, Menlo Park, CA  94025